EXHIBIT 99.1

For further information:

David B. Ramaker, CEO

Lori A. Gwizdala, CFO

989-839-5350

Chemical Financial Corporation Announces

Underwriters' Exercise of Over-Allotment Option

MIDLAND, Mich., June 30, 2014 — Chemical Financial Corporation (Nasdaq:CHFC) announced today the closing of the sale of 375,000 shares of its common stock pursuant to the underwriters' exercise of the over-allotment option, which the Company granted in connection with its previously announced underwritten public offering of 2,500,000 shares of its common stock. With the exercise of the over-allotment option, the Company has sold a total of 2,875,000 shares at a price of $28.00 per share to the public in the offering.

Keefe, Bruyette & Woods, a Stifel company, acted as the sole book-running manager in this offering. Sandler O'Neill + Partners, L.P. acted as co-manager for the offering.

The offering was made under the Company’s shelf registration statement filed with the Securities and Exchange Commission (SEC) on June 12, 2014, which became immediately effective.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering was made by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559. Copies of the prospectus and related prospectus supplement may also be obtained from the SEC’s website at: www.sec.gov.

About Chemical Financial Corporation

Chemical Financial Corporation is the second largest banking company headquartered and operating branch offices in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 157 banking offices spread over 38 counties in the lower peninsula of Michigan. At March 31, 2014, the Company had total assets of $6.34 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising The NASDAQ Global Select Market. More information about the Company is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This news release contains various forward-looking statements. Important factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the risk factors described in the Company's filings with the SEC, including under “Risk Factors” (including the risk factors under the heading “Risk Factors—Risks Related to the Pending Merger with Northwestern”) in the Company's Prospectus Supplement, dated June 19, 2014, and under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. These and other factors could cause a difference between an ultimate outcome and a preceding forward-looking statement.